EXHIBIT 10.20

PURCHASE AGREEMENT

BETWEEN

RLJ TAMPA HOTEL, LLC,

AS SELLER,

AND

BARCELO CRESTLINE CORPORATION,

AS PURCHASER

October 10, 2003

Definitions: The following capitalized terms used in this Agreement are defined in the sections indicated below:

Accountants	Section 13.6
Additional Deposit	Section 2.3
Agreement	Introduction
Apportionment Date	Section 13.1
Bankruptcy Code	Section 3.24
Bill of Sale	Section 9.2
Closing	Section 5.1
Closing Date	Section 5.1
Contract Date	Introduction
Contracts	Section 1.3
Current Ledger	Section 13.2
Deed	Section 9.1
Deposit	Section 2.3
Due Diligence Period	Section 6.2(b)
Encumbrances	Section 6.2(a)
Environmental Laws	Section 3.13
Equipment Leases	Section 1.3
Escrow Agent	Section 2.1
Escrow Instructions	Section 2.3
Existing Debt	Section 2.1
Existing Management Agreement	Section 3.9
Existing Manager	Section 1.2
Extension Deposit	Section 5.1
Extension Notice	Section 5.1
FF&E	Section 1.2
Fixed Asset Supplies	Section 1.2
Franchise Agreement	Section 3.9
Franchisor	Section 1.2
Front Desk Closing Hour	Section 13.2
Hazardous Substances	Section 3.13
Hilton Right of First Offer	Section 3.22
Hotel	Section 1.1
Improvements	Section 1.1
Initial Deposit	Section 2.3
Inventories	Section 1.2
Land	Section 1.1
Lender	Section 2.1
Loan Documents	Section 3.26
Permits	Section 3.11
Permitted Exceptions	Section 6.2(b)
Personal Property	Section 1.2
Property	Section 1.3
Purchase Price	Section 2.1

Purchaser	Introduction
Purchaser Franchise Agreement	Section 3.9
Purchaser Indemnitees	Section 11.3
Scheduled Closing Date	Section 5.1
Seller	Introduction
Seller Knowledge Individual	Section 3.29
Space Leases	Section 1.3
Survey	Section 6.3
Termination Notice	Section 6.6(b)
Title Commitment	Section 6.2(a)
Title Company	Section 6.2(a)
Uniform System of Accounts	Section 1.2
WARN Act	Section 6.7

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is executed as of the 10th day of October, 2003 (the “Contract Date”) by RLJ TAMPA HOTEL, LLC, a Delaware limited liability company (“Seller”), and BARCELO CRESTLINE CORPORATION a Maryland corporation (“Purchaser”).

ARTICLE I

Sale

Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy and assume from Seller:

1.1 Property. All of Seller’s right, title and interest in and to that certain parcel of land more particularly described in Exhibit A attached hereto (collectively, the “Land”), located in Tampa, Florida, including all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto, and all buildings located on the Land (the “Improvements”). The Land, and the Improvements located thereon are sometimes referred to hereinafter together as the “Hotel.”

1.2 Personal Property. The following personalty to the extent owned by Seller (collectively the “Personal Property”): (a) all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment located in the Hotel (the “FF&E”), (b) all items included within the definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”) and used in the operation of the Hotel, including, without limitation, linen, china, glassware, tableware, uniforms and similar items, subject to such depletion prior to the Closing Date as shall occur in the ordinary course of business (the “Fixed Asset Supplies”); (c) all “Inventories” as defined in the Uniform System of Accounts and used in the operation of the Hotel, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items (the “Inventories”), provided, however, that to the extent that any applicable law prohibits the transfer of alcoholic beverages from Seller to Purchaser, such beverages shall not be considered a part of Inventories; (d) to the extent in Seller’s possession or control, all surveys, architectural, consulting and engineering blueprints, plans and specifications and reports, if any, related to the Hotel, all books and records, if any, related to the Hotel, and any goodwill of Seller related to the Hotel; and (e) any and all other items of personalty owned by Seller and located at the Hotel, but excluding (i) property of guests, (ii) items or information owned by or proprietary to Hilton Hotels Corporation. (the “Franchisor”), the franchisor under the Franchise Agreement and (iii) items or information owned by or proprietary to Davison Hotel Company. (the “Existing Manager”), the manager under the Existing Management Agreement.

1.3 Contracts and Leases. All rights of Seller under all written service, maintenance, licensing, concession, and other contracts or agreements related to the maintenance, ownership, use, possession or operation of the Personal Property or the Hotel, other than the Existing Management Agreement and Franchise Agreement (the “Contracts”), all written leases of personal property located at, or used in the operation of, the Hotel (the “Equipment Leases”) to which Seller or Existing Manager is a party and, if any, all leases, subleases and other occupancy agreements, which provide for the use or occupancy of space or facilities on or relating to the Hotel (the “Space Leases”) (the Hotel, Personal Property, Contracts, Equipment Leases and any such Space Leases are collectively, the “Property”).

ARTICLE II

Purchase Price

2.1 Purchase Price. The purchase price for the Property is TWENTY NINE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($29,500,000.00), subject to adjustment as described in Article XIII below (the “Purchase Price”), which shall be payable on the Closing Date as follows: (i) Purchaser shall assume the outstanding principal balance as of the Closing Date of the loan made to Seller by Nationwide Life Insurance Company (“Lender”) as evidenced by that certain Promissory Note dated as of June 17, 2002 made by Seller payable to the order of Lender in the original principal amount of Seventeen Million 00/100 Dollars ($17,000,000.00) (the “Existing Debt”), which Existing Debt is secured among other things, by the Property and (ii) an amount equal to the difference between the Purchase Price and the sum of the Deposit and the principal balance of the Existing Debt as of the Closing Date, all of which shall be payable in cash on the Closing Date by wire transfer of immediately available funds to Fidelity National Title Insurance Company, as escrow agent (the “Escrow Agent”).

2.2 Allocation of Purchase Price. Seller and Purchaser shall agree, within fifteen (15) days after the Contract Date, upon an allocation of the Purchase Price among the Hotel and various items of Personal Property. If Seller and Purchaser agree on such allocations, the schedule of allocations shall be attached hereto as Exhibit B, and each party agrees to file federal, state and local tax returns consistent with such allocations agreed upon between the parties. If Seller and Purchaser cannot agree upon such allocations of the Purchase Price within fifteen (15) days after the Contract Date, each party shall file federal, state and local tax returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.

2.3 Deposit. Within three (3) business days following the Contract Date, Purchaser shall deliver to the Escrow Agent a deposit in the amount of TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) in immediately available funds (together with any interest earned thereon, the “Initial Deposit”). If Purchaser does not deliver the Initial Deposit to the Escrow Agent within three (3) business days following the Contract Date, Seller shall have the right to terminate this Agreement by giving written notice to Purchaser, and neither party shall then have any further liability to the other under this Agreement except as otherwise specifically provided therein. Prior to or on November 24, 2003, unless Purchaser has elected to terminate this Agreement pursuant to the provisions of Section 6.6(b) hereof, Purchaser shall deliver to the Escrow Agent an additional deposit in the amount of TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) (together with any interest earned thereon, the “Additional Deposit”) (the Initial Deposit and, when and if made, the Additional Deposit and the Extension Deposit, are sometimes referred to in this Agreement as the “Deposit”). The Escrow Agent shall hold the Deposit in accordance with escrow instructions executed by Seller, Purchaser and the Escrow Agent (the “Escrow Instructions”) substantially in the form attached hereto as Exhibit C.

ARTICLE III

Seller’s Representations, Warranties and Covenants

In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to, and covenants with, Purchaser as follows:

3.1 Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to conduct the business in which it is now engaged, and is duly qualified and in good standing in all states where the ownership of its assets or the conduct of its business makes such qualification necessary.

3.2 Title. Seller has good and marketable fee simple title to the Hotel, subject only to Permitted Exceptions.

3.3 Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company actions of Seller, none of which actions have been modified or rescinded, and all of which actions are in full force and effect. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.4 No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction binding against Seller or its assets; (b) result in a breach or default under any contract or other binding commitment of Seller or any provision of the organizational documents of Seller; or (c) require any consent or approval (other than from Lender with respect to the assumption by Purchaser of the Existing Debt) or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given.

3.5 Litigation. As of the date hereof, except as set forth on Exhibit D, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to the knowledge of Seller, threatened against Seller in writing or affecting the Property before any court or governmental authority.

3.6 Condemnation Actions. To Seller’s knowledge, there are no pending or threatened condemnation actions or special assessments of any nature with respect to the Property or any part thereof.

3.7 Contracts. All material Contracts related to the maintenance ownership, use, possession or operation of the Property that are in Seller’s possession or control, other than the Existing Management Agreement, the Franchise Agreement, the Equipment Leases and the Space Leases (if any), are listed on Exhibit E attached hereto. Seller has made or will make available to Purchaser true and complete copies of all such Contracts. To Seller’s knowledge, (a) all such Contracts are in full force and effect, and (b) there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller under any such Contract, nor by any other party thereto.

3.8 Equipment Leases. All material Equipment Leases to which Seller or Existing Manager is a party are listed on Exhibit F attached hereto. Seller has made or will make available to Purchaser true and complete copies of all such Equipment Leases. To Seller’s knowledge, (a) all such Equipment Leases are in full force and effect, and (b) there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller under any such Equipment Lease, nor by any other party thereto.

3.9 Management and Franchise Agreements. There are no existing management contracts or franchise agreements relating to the Property other than (i) that certain Management Agreement by and between Seller and the Existing Manager, dated as of December 20 2001, as amended by that certain Letter

Agreement dated as of January 9, 2003 (as amended, the “Existing Management Agreement”) and (ii) that certain Franchise Agreement by and between Seller and the Franchisor, dated as of December 20, 2001 (the “Franchise Agreement”); provided, however, that (i) the Existing Management Agreement will be terminated at Closing and (ii) the Franchise Agreement will be terminated at Closing and Purchaser shall enter into a new franchise agreement with Franchisor (the “Purchaser Franchise Agreement”).

3.10 Space Leases. All material Space Leases to which Seller or Existing Manager is a party are listed on Exhibit G attached hereto. To Seller’s knowledge, (a) all such Space Leases are in full force and effect, and (b) there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller under any such Space Leases, nor by any other party thereto.

3.11 Permits. All material licenses (including, without limitation, liquor licenses), certificates of occupancy, permits and approvals required to be issued by any governmental authority or any third party and used in or necessary to the operation of the Hotel as a fully functioning full-service hotel (the “Permits”) have been obtained and are in full force and effect. To Seller’s knowledge, each such Permit is listed on Exhibit H attached hereto, and Seller has made or will make available to Purchaser true and complete copies of each such Permit. Seller has not received a written notice from any applicable governmental authority (A) of any violation, default, intended or threatened non-renewal, suspension or revocation of any Permits, the loss of which would have a material adverse effect on the present use and occupancy of the Hotel or (B) that it lacks any Permits necessary for the present use and occupancy of the Hotel, the absence of which would have a material adverse effect on such use and occupancy.

3.12 Sufficiency of Inventories. The quantities of FF&E, Inventories, and Fixed Asset Supplies in the Hotel, including the provisions for reserves, are sufficient for the operation of the Hotel in accordance with the standard of operation heretofore maintained by Seller and the Existing Manager.

3.13 Environmental Matters. Except as disclosed in the environmental reports listed on Exhibit I, Seller has not received any written notice from any governmental or regulatory authority of the presence or release of any substance that is regulated under any Environmental Laws as a pollutant, contaminant or toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives or by-products and other hydrocarbons (collectively and individually, “Hazardous Substances”) that would cause the Hotel to be in violation of any applicable Environmental Laws and that remains uncured, nor has Seller received written notice from any applicable governmental or regulatory authority that the Hotel is not in compliance with applicable Environmental Laws. Except as otherwise disclosed in such environmental reports, to Seller’s knowledge (i) there are no Hazardous Substances located at, on or under the Hotel and (ii) no

Hazardous Substances have leaked, escaped or been discharged, emitted or otherwise released from the Land underlying the Hotel onto any adjoining properties. For the purposes of this Section, “Environmental Laws” means any and all statutes, laws, regulations and rules in effect on the date hereof relating to the protection of the environment or to the use, transportation and disposal of Hazardous Substances.

3.14 “As-Is, Where-Is” Sale; Limitation on Seller’s Representations and Warranties. (a) PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY IS SOLD “AS-IS - WHERE-IS,” AND NEITHER SELLER NOR ANY AGENT NOR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER IS NOT LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, THE PHYSICAL CONDITION, OPERATION OR FINANCIAL VIABILITY OF ALL OR ANY PART THEREOF, THE INCOME AND EXPENSES ATTRIBUTABLE OR LIKELY TO BE ATTRIBUTABLE THERETO, THE USES WHICH CAN BE MADE OF ALL OR ANY PART OF THE PROPERTY OR ANY OTHER MATTER OR THING OF ANY KIND WITH RESPECT THERETO OR TO THE MARKET IN WHICH THE HOTEL IS LOCATED. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT LIABLE FOR OR BOUND BY (AND PURCHASER HAS NOT RELIED UPON) ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, FINANCIAL STATEMENTS OR OTHER INFORMATION OF ANY KIND SUPPLIED BY OR ON BEHALF OF SELLER AND PERTAINING TO THE HOTEL OR ANY OTHER INFORMATION RESPECTING THE HOTEL FURNISHED BY SELLER OR ANY EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLER. PURCHASER ACKNOWLEDGES THAT TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER. PURCHASER ACKNOWLEDGES THAT IT IS EXPERIENCED IN THE PURCHASE, OWNERSHIP AND OPERATION OF PROPERTY OF THE TYPE COVERED BY THIS AGREEMENT AND THAT ITS DECISION TO ENTER INTO THIS CONTRACT AND TO PURCHASE THE PROPERTY FOLLOWING ITS INVESTIGATION THEREOF DURING THE DUE DILIGENCE PERIOD) IS AND WILL BE BASED ON ITS OWN DUE DILIGENCE AND ITS OWN EXPERT EVALUATION OF THE CONDITION AND OPERATION OF THE PROPERTIES AND THEIR SUITABILITY FOR PURCHASER’S PURPOSES.

(b) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AS PART OF PURCHASER’S AGREEMENT TO PURCHASE AND ACCEPT THE

HOTEL “AS-IS-WHERE-IS” AND NOT AS A LIMITATION ON SUCH AGREEMENT, PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE PROPERTY. SUCH WAIVER AND RELEASE IS ABSOLUTE, UNCONDITIONAL, IRREVOCABLE, COMPLETE, TOTAL AND UNLIMITED IN ANY WAY. SUCH WAIVER AND RELEASE INCLUDES, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES, IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING, BUT NOT LIMITED, TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT NOW APPARENT OR DISCOVERABLE, PRODUCT LIABILITY CLAIMS, PRODUCT LIABILITY TYPE CLAIMS, ANY RIGHTS AND CLAIMS RELATING TO OR ATTRIBUTABLE TO ENVIRONMENTAL CONDITIONS, AND ALL OTHER CLAIMS OR RIGHTS OF ANY KIND BASED ON EXPRESS OR IMPLIED WARRANTIES OR BASED ON PRINCIPLES OF STRICT LIABILITY, WHETHER NOW EXTANT OR HEREAFTER CREATED OR CONCEIVED. THE WAIVER AND RELEASE SET FORTH HEREIN DOES NOT APPLY TO ANY CLAIMS BASED ON A BREACH OF THE

COVENANTS, REPRESENTATIONS AND OTHER OBLIGATIONS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT.

Seller’s Initials	Purchaser’s Initials

/s/ TJB	/s/ BDW

3.15 Financial Information. Seller shall deliver to Purchaser operating statements for the Hotel for the periods January, 2000 through August, 2003. To the knowledge of Seller, all such information has been prepared in accordance with generally accepted accounting principles applied consistently with past practices, fairly presents the financial position of the Hotel at the end of such period and the results of the operations thereof for such period, and there has been no material adverse change in the financial condition, operations, results of operations or business of the Hotel since August, 2003.

3.16 Compliance with Applicable Law. To the knowledge of Seller, the Hotel is in compliance in all material respects with all applicable building codes and zoning laws, and all other applicable laws, ordinances, rules and regulations. Neither Seller nor Existing Manager has received any written notice from any governmental authority of any violations of law or municipal ordinances, orders or requirements with respect to the Hotel.

3.17 Real Estate Taxes. Seller has received no written notice from any tax assessor of any proposed increase in real estate taxes with respect to the Hotel.

3.18 Utilities. All utilities necessary for the normal operation of the Hotel consistent with the requirements of the Franchise Agreement are available to the Hotel in sufficient quantities for such operation.

3.19 Labor and Employment Matters. There are no employees of the Hotel other than those employees who are employed by Existing Manager with respect to the Hotel (collectively, the “Employees”). There are no agreements to which Seller is a party relating to any labor or collective bargaining agreement affecting the Hotel. Seller has not received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Seller nor has it received any notice of any claim of unfair labor practices. Seller has and shall maintain through the Closing Date a level of employment at the Hotel that is sufficient for the normal business operations of the Hotel at standards required by the Franchise Agreement.

3.20 Insurance. Seller has and shall maintain through the Closing Date insurance policies equivalent in all material respects to those currently maintained by Seller, as listed on Exhibit J.

3.21 Possession. Seller has not granted to any party any license, lease, or other right relating to the use or possession of the Hotel or any part thereof, except tenants under the Space Leases and guests in the ordinary course of business.

3.22 Purchase Rights. Except for the Permitted Exceptions, a right of first refusal in favor of Franchisor under the Franchise Agreement (the “Hilton Right of First Offer”) and other customary easements and title exceptions that will not materially and adversely interfere with the ongoing operation of the Hotel as currently operated, there are no purchase contracts, options or other agreements of any kind, whereby any person or entity other than Purchaser will have acquired or will have any right to acquire title to all or any portion of the Hotel.

3.23 Municipal Assessment/Notices. To the knowledge of Seller, there are no outstanding unpaid municipal assessment notices against the Hotel.

3.24 Bankruptcy. Seller is not insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and has not ceased to pay its debts as they become due. Seller has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts; and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal; and it has not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. It has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

3.25 Title to FF&E. Other than FF&E subject to the Equipment Leases, Seller has good title to the FF&E owned by it and used in connection with the operation of the Hotel owned by it, which in each case shall be free and clear of all liens and encumbrances as of the Closing Date, subject only to the related Permitted Exceptions.

3.26 Loan Documents. All loan documents to which Seller is a party relating to the Existing Debt are listed on Exhibit K attached hereto (the “Loan Documents”). Seller has made or will make available to Purchaser true and complete copies of all such Loan Documents. There are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller under any such Loan Documents. As of the Contract Date the unpaid principal balance evidenced and secured by the Loan Documents is $17,000,000.

3.27 Personal Property. Seller shall maintain the FF&E, Fixed Asset Supplies and Inventories in accordance with the levels required under the Franchise Agreement.

3.28 Disclosure. To the knowledge of Seller, there are no material inaccuracies or omissions in any of the Exhibits attached to this Agreement or any of the documents prepared by Seller and furnished to Purchaser with respect to the Hotel.

3.29 Knowledge. Any and all uses in this Agreement of the phrase “to the knowledge of Seller”, “to Seller’s knowledge” or “known to Seller” (or any similar phrase) shall mean the actual and present knowledge of Tom Baltimore, Ross Bierkan and Howard Isaacson (collectively the “Seller Knowledge Individual”). Neither the actual, present knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individual or of any other individual or entity shall be imputed to the Seller Knowledge Individual.

ARTICLE IV

Purchaser’s Representations, Warranties and Covenants

In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to, and covenants with, Seller as follows:

4.1 Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Maryland, is authorized to conduct the business in which it is now engaged and is, or as of the Closing Date shall be, qualified to do business in all jurisdictions where the ownership of its assets or the conduct of its business makes such qualification necessary.

4.2 Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability actions of Purchaser (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3 No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any contract or other binding commitment of Purchaser or any provision of the organizational documents of Purchaser; or (c) require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given.

4.4 Litigation. As of the date hereof, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to the knowledge of Purchaser, threatened in writing against Purchaser before any court or governmental authority, an adverse determination of which might adversely affect (a) the financial condition or operations of Purchaser or (b) Purchaser’s ability to enter into or perform this Agreement.

ARTICLE V

Closing

5.1 Closing. The consummation of the purchase and sale of the Property as contemplated by this Agreement (the “Closing”) shall take place on December 29, 2003 (the “Scheduled Closing Date”), at the offices of Seller’s counsel, or on such alternative date or at such alternative location as may be mutually agreed upon by Seller and Purchaser. Purchaser may elect to extend the Scheduled Closing Date to a date on or before January 30, 2004, at Purchaser’s option, by (i) providing Seller with notice of such election on or before December 19, 2003 (the “Extension Notice”) and (ii) depositing with the Escrow Agent within three (3) business days of the delivery of the Extension Notice an additional earnest money deposit of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00) (the “Extension Deposit”). The term “Closing Date” when used herein shall mean the Scheduled Closing Date or the Scheduled Closing Date as may be extended in accordance with this Section 5.1. All of Seller and Purchaser’s deliveries, the cash payment of the Purchase Price and sufficient additional cash necessary for the parties to pay the costs contemplated by Section 5.2 shall be delivered in escrow to the Escrow Agent. All transactions at the Closing shall be interdependent and are to be considered simultaneous, so that none are effective until all are effective.

5.2 Costs. Seller and Purchaser each agrees to pay fifty percent (50%) of all (i) transfer taxes or document stamps, (ii) sales taxes and (iii) recording fees and taxes connected with the transfer of the Property and the recordation or registration of the Deed, as well as (iv) all Bulk Sales taxes and other personal property taxes associated with the Closing, if any, (v) all fees of the Escrow Agent in connection with the Escrow Instructions, (vi) costs and premiums of title insurance, including, without limitation, the costs and expenses of all endorsements thereto, and (vii) all surveys of the Hotel prepared for the Closing. Seller shall pay for any fees or costs relating to or in connection with the assumption or transfer of the Existing Debt from Seller to Purchaser, including, without limitation, the Lender’s attorneys’ fees related to the assignment and assumption of the Existing Debt, to the extent payable by the borrower under the Loan Documents; provided, however, that Purchaser shall pay for the costs of recording amendments to the mortgages and UCC filings affecting the Property, including any applicable transfer, mortgage or recording fees or taxes. Purchaser shall pay for all other transaction costs connected with the transfer of the Property, including, but not limited to (i) all environmental and engineering reports prepared by or at the request of Purchaser, but Seller shall be solely responsible for all costs of removing any title defects which Seller is required to remove pursuant to the provisions hereof and (ii) any and all sums required to be paid in connection with the execution of the Purchaser Franchise Agreement; provided, however, that Purchaser shall not be responsible for any amounts due and owing to Franchisor pursuant to the Franchise Agreement representing obligations which accrued prior to the Closing. Each party shall pay its own accountants and attorneys’ fees incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI

Actions Pending Closing; Due Diligence Period

6.1 Conduct of Business; Maintenance and Operation of Property. Between the Contract Date and the Closing Date, Seller shall continue to carry on the business of the Hotel as currently conducted and consistent with the Franchise Agreement and the Existing Management Agreement. Seller shall cause the Property to be maintained in its present order and condition, normal wear and tear excepted, so that the Property shall, except for normal wear and tear, be in substantially the same condition on the Closing Date as on the Contract Date. Seller will or will cause Existing Manager to:

(a) operate, manage, and maintain the Hotel in accordance with the Hilton system standards as currently employed at the Hotel, including, without limitation, (i) using reasonable efforts to keep a level of employment at the Hotel sufficient for the normal operations of the Hotel as currently conducted and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Property, (ii) accepting booking contracts for the use of the Hotel facilities on terms not less favorable than the terms typically arranged by Seller as of the date of this Agreement and using reasonable efforts to retain such bookings, and (iii) maintaining the current level of advertising and other promotional activities for the Hotel;

(b) keep, observe, and perform all its material obligations under the Space Leases, the Contracts, the Equipment Leases and all other applicable contractual arrangements relating to the Hotel;

(c) keep merchandise, supplies and inventory adequately stocked, consistent with the standards set forth in the Franchise Agreement, as if the sale of the Hotel were not to occur,

(d) not grant any bonus, free rent, rebate or other concession to any present or future tenant, other than in the ordinary course of business, without Purchaser’s prior written consent;

(e) not sell or assign, or enter into any agreement to sell or assign the Hotel or any portion thereof, except for Space Leases, Permitted Exceptions, customary easements and the provision of rooms or other facilities at the Hotel in the ordinary course of business;

(f) not permit or suffer any liens or encumbrances that exceed the Purchase Price to affect the Hotel other than the Permitted Exceptions;

(g) make or cause to be made timely payment in full for all goods and services which have been provided in connection with the Hotel and all debt, if any, secured by the Hotel;

(h) not enter into any new service agreements or other contracts without first obtaining written consent from Purchaser (which consent shall not be unreasonably withheld or conditioned and shall be granted or withheld in writing, accompanied by a reasonably detailed explanation if such consent is not granted, within five (5) business days after Purchaser’s receipt of Seller’s request for such consent) except for such contracts as may be entered into in the ordinary course of Seller’s business and which shall be terminable by Purchaser and its assigns at will and without any cost to Purchaser upon not more than ninety (90) days’ notice or upon sale of the Hotel (and if Purchaser does not respond to a written request for consent within the five (5) business-day period described above, the requested consent shall be irrevocably deemed to have been given);

(i) promptly notify Purchaser of receipt by Seller, or any of its agents of any written notice of any violations of zoning, building, fire, health environmental or other statutes, ordinances, regulations or order relating or referring to the Hotel or any improvements thereon or of any written claim or notice of dispute relating to or affecting the Hotel, and Seller will send a copy to Purchaser of any such notice within five (5) business days of receipt, and Seller will correct the same or cause the same to be corrected;

(j) not remove nor permit to be removed any of the Personal Property from the Hotel unless any such item is (i) replaced by a substitute of equal or greater value or (ii) an obsolete item of Personal Property;

(k) render such additional assistance in effectuating the transition as Purchaser may reasonably request, provided Purchaser shall reimburse Seller for reasonable out-of-pocket expenses authorized by Purchaser in writing in advance;

(l) on or prior to the twentieth (20th) day of each month, deliver to Purchaser the internal reports for the prior month produced by the Existing Manager pursuant to the Existing Management Agreement showing the performance of the Hotel;

(m) at Purchaser’s sole cost and expense, assist Purchaser in applying for and securing any licenses, including, but not limited to permits, certificates of occupancy or other authorizations which Purchaser may require or reasonably deem desirable in connection with its acquisition of the Hotel;

(n) promptly notify Purchaser of any action, suit or other proceedings pending or, to the knowledge of Seller, threatened against Seller in writing or affecting the Property before any court or governmental authority;

(o) at Seller’s sole cost and expense, cause the existing Franchise Agreement and the Existing Management Agreement to be terminated as of the Closing Date; provided, however, that Seller shall not be deemed to be in breach of this covenant if the reason the foregoing agreements are not terminated is (a) because the Closing does not occur because of the failure of a condition precedent (other than one in Seller’s control) or a breach by Purchaser or (b) Purchaser is unable to satisfy the Franchisor’s requirements for entering into the Purchaser Franchise Agreement notwithstanding Purchaser’s good faith efforts to do so;

(p) comply with Seller’s obligations to make timely payments of principal and interest due with respect to the Existing Debt, not voluntarily make any prepayments of principal with respect to the Existing Debt, and not modify or amend the Loan Documents without the express prior written consent of Purchaser in each instance.

6.2 Title Insurance. (a) Seller shall cooperate with Purchaser in obtaining a binding commitment for owner’s policy of title insurance (the “Title Commitment”) relating to the Hotel to be issued by a title insurance company of Purchaser’s choosing (the “Title Company”), committing to insure Purchaser’s good and marketable fee simple title to the Hotel. The Title Policy shall show no liens, mortgages, deeds of trust, security interests, pledges, charges, options, encroachments, easements, covenants, leases, reservations or restrictions of any kind (the “Encumbrances”) other than (i) applicable zoning regulations and ordinances, (ii) liens for taxes, assessments and governmental charges not yet due and payable, (iii) liens for water and sewer service not yet due and payable and (iv) the Existing Debt and other Permitted Exceptions.

(b) Prior to and including November 24, 2003 (the period between the date hereof and through and including such date being the “Due Diligence Period”), Purchaser agrees to send to Seller a copy of the Title Commitment (accompanied by copies of all documents listed therein as proposed exceptions to coverage) and the Survey and to notify Seller in writing of any objections to exceptions appearing in the Title Commitment that would materially and adversely affect the Purchaser’s ability to continue to operate the Hotel as a full service hotel property. Within five (5) business days following Purchaser’s notice, Seller shall notify Purchaser (a) that it disagrees that the exceptions materially and adversely affect the operations of the affected Hotel, (b) that it will, prior to the Closing Date, eliminate the exceptions to which Purchaser has objected or (c) that it declines to eliminate specified exceptions. If Seller elects not to take such actions as may be required by the Title Company to remove all exceptions to title to which Purchaser has objected, Purchaser may within five (5) business days terminate this Agreement in its sole discretion and receive a return of the Deposit, but only if such exceptions would materially and adversely affect the Purchaser’s ability to continue to operate the Hotel as a full service hotel. If Seller agrees to take the actions necessary to eliminate all exceptions to which Purchaser has objected, then such exceptions shall not be Permitted Exceptions and Seller shall cause such exceptions to be removed prior to or at Closing. If Purchaser elects to accept any exceptions to which Purchaser has objected or if Purchaser subsequently elects to accept any such exceptions and continue this Agreement, Purchaser and Seller shall, on or prior to the date that is five (5) business days following Seller’s notification to Purchaser pursuant to the second sentence of this Section 6.2(b), initial a list of all exceptions that Purchaser agrees to accept (the “Permitted Exceptions”), which shall be attached hereto as Exhibit L.

6.3 Survey. Seller shall cooperate with Purchaser in obtaining an as-built survey of the Hotel, certified to Purchaser, Lender and the Title Company by a land surveyor or professional engineer (the “Survey”). Purchaser shall be responsible for ensuring that such surveys are ordered in time so that they can be received and reviewed by Purchaser prior to the end of the Due Diligence Period. Purchaser shall be responsible for paying for the Survey, subject to adjustment in accordance with the provisions of Section 5.2.

6.4 No Action. Between the Contract Date and the Closing Date, Seller shall not take or permit any action that would invalidate, void or make untrue any representation or warranty provided under this Agreement. If any event occurs prior to Closing that would cause any of Seller’s representations or warranties to become untrue, Seller shall notify Purchaser immediately in writing of such occurrence.

6.5 Cooperation. Seller shall cooperate with Purchaser in securing any necessary transfer or issuance of any Permits to Purchaser immediately following the Closing Date. Seller and Purchaser shall each use commercially reasonably efforts to effectuate the assumption by Purchaser and the release of Seller and the guarantor from certain obligations under the Loan Documents from and after the Closing Date, including compliance with the requirements and conditions for such an assumption set forth in the Loan Documents or reasonably required by Lender and obtaining all required approvals and consents of Lender and other necessary parties to such assumption by Purchaser. If prior to the expiration of the Due Diligence Period (i) Purchaser and Seller fail or are unable to satisfy any of Lender’s requirements, (ii) Purchaser is disapproved by Lender, (iii) Purchaser and/or Seller is unable to obtain any required consents or approvals, (iv) Seller is unable to obtain releases of Seller and the guarantor of certain obligations under the Existing Debtor from and after the Closing Date or Lender demands a prepayment penalty or a transfer fee to grant its approval to the assumption of the Existing Debt by Purchaser, or (v) Purchaser is unable to reach agreement with Lender as to the assumption by Purchaser of the Existing Debt on substantially the same terms and conditions set forth in the Loan Documents, and Purchaser has acted in good faith and used commercially reasonable efforts to obtain Lender’s consent and approval to the assumption of the Existing Debt, then this Agreement shall terminate at the option of either party and the Deposit shall be returned to Purchaser and the parties shall have no further obligations to the other under this Agreement, except for those obligations which expressly survive the termination of this Agreement. Prior to the expiration of the Due Diligence Period, (i) Purchaser shall use commercially reasonable efforts to reach agreement on such terms and conditions of the Purchaser Franchise Agreement as are reasonably acceptable to Purchaser and (ii) Seller shall use commercially reasonable efforts to obtain a waiver from Franchisor of the Hilton Right of First Offer. In the event that Franchisor refuses to waive the Hilton Right of First Offer, this Agreement shall terminate and the Deposit shall be returned to Purchaser and the parties shall have no further obligations to the other under this Agreement, except for those obligations which expressly survive the termination of this Agreement.

6.6 Inspection; Due Diligence Period. (a) Purchaser shall have the right, at its own risk, cost and expense and at any date or dates prior to Closing, to enter, or cause its agents or representatives to enter, upon the Hotel at any reasonable time and upon reasonable prior notice to Seller and Existing Manager, for the purpose of making surveys or other tests, inspections, investigations and/or studies of all or any part of the Property. In addition, Purchaser may, at its own risk, cost and expense, conduct such architectural, environmental, economic and other studies of the Property as Purchaser may, in its sole discretion, deem desirable. Purchaser shall not make any physical alterations to the Property or any invasive tests. Purchaser shall conduct, and ensure that each of its agents, employees, contractors or representatives conducts, each such entry in a manner that does not interfere with the guests or management of the Hotel; and Purchaser shall indemnify and hold Seller harmless from any and all claims, damages, demands, penalties, causes of action, liabilities, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees and other charges) arising out of or in any way related to personal injury (including death), property damage, disruptions of operations, nuisance or other claims asserted by any person or entity relating to the acts or omissions of Purchaser, or its agents, employees, contractors or representatives in the course of any such entry or inspection of the Hotel. The foregoing indemnity shall survive Closing or any termination of this Agreement. Purchaser shall have reasonable access to all documentation, agreements and other information in the possession of Seller or Seller’s agents related to the Property and shall have the right to make copies of same. If Purchaser elects to terminate this Agreement pursuant to Section 6.6(b), Purchaser agrees to supply Seller with all copies of the results of any tests, studies or inspections of the Property performed hereunder. To the extent not already made available, Seller shall make available to Purchaser within ten (10) business days of the date hereof, copies of the following documents relating to the Property: (i) Seller’s existing title policy and survey of the Hotel, (ii) all Contracts, (iii) all Equipment Leases, (iv) all Space Leases, (v) all Permits, (vi) all environmental reports listed on Exhibit I, (vii) any existing as-built surveys of the Hotel, and (vii) such other information as the Purchaser may reasonably request.

(b) If, during the Due Diligence Period, Purchaser gives Seller written notification (the “Termination Notice”) that Purchaser elects not to consummate the purchase of the Property in accordance with the terms of this Agreement, this Agreement shall terminate, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liability to the other under this Agreement except as otherwise specifically provided herein. In the event that the Termination Notice is not received by Seller by the end of the Due Diligence Period, Purchaser shall have been deemed to have elected to proceed hereunder, and this Agreement shall remain in full force and effect.

6.7 Employees. Seller shall cause all Employees to be terminated as of the Closing Date. Purchaser hereby covenants and agrees to make such offers of employment to Employees in such number and on such terms as necessary to comply with the provisions of the Worker Adjustment and Retraining Notification Act (“WARN Act”) 29 U.S.C. 2101 et seq. Purchaser agrees to indemnify and hold Seller harmless from and against any and all liability, loss, cost, damage and/or expense (including without limitation, reasonable attorneys’ fees and expenses) arising out of or relating to Purchaser’s failure to comply with its obligations in the immediately preceding sentence, in the event such failure constitutes a violation under the requirements of the WARN Act with respect to the Employees. The indemnity set forth in this Section 6.7 shall survive Closing and shall not be limited by any claims period set forth in this Agreement.

ARTICLE VII

Conditions Precedent to Purchaser’s Obligations at Closing

It shall be a condition to Purchaser’s obligation to purchase the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Purchaser).

7.1 Representations and Warranties. Each of Seller’s representations and warranties shall be true and complete in all material respects as if made on and as of the Closing Date.

7.2 Covenants of Seller. Seller shall have materially performed and complied with all covenants and conditions required by this Agreement to be performed or complied with at or prior to the Closing Date.

7.3 Title. Purchaser shall be able to obtain a policy of title insurance in conformance with the Title Commitment, subject only to the Permitted Exceptions, upon payment of the premiums therefor and delivery of the documents specified in Article 9 below.

7.4 Franchise Agreement. Franchisor shall have approved of Purchaser as a franchisee of the Hotel and shall have entered into the Purchaser Franchise Agreement.

7.5 Litigation. There shall be no actions, suits arbitrations, governmental investigations or other proceedings pending or, to the knowledge of Seller, threatened against Seller in writing or affecting the Property before any court or governmental authority, an adverse determination of which might materially and adversely affect (a) the financial condition or operations of Seller or the Hotel, (b) Seller’s ability to enter into or perform this Agreement or (c) Seller’s title to the Property.

7.6 Assumption of Existing Debt. Purchaser shall have entered into an assumption agreement in form and substance reasonably satisfactory Purchaser to assume the Existing Debt.

7.7 Termination of Existing Management Agreement. The Existing Management Agreement shall have been terminated at Seller’s sole cost and expense.

7.8 Failure of Condition. In the event of the failure of any condition precedent set forth in this Article 7, except a failure that results from the actions, inactions or material adverse change in the financial condition of the Purchaser, the failure of any of Purchaser’s representations and warranties set forth herein to be true and complete in all material respects, or, with respect to the conditions set forth in Sections 7.4 and 7.6, the failure of Purchaser to act in good faith and use commercially reasonable efforts to satisfy such conditions, Purchaser, at its sole election, may (i) terminate this Agreement (and receive a return of the Deposit), (ii) waive the condition and proceed to Closing or (iii) extend the Closing Date for such additional period of time, not to exceed thirty (30) days, as may be reasonably required to allow Seller to remedy such failure. In the event that any such condition is not satisfied and the transactions contemplated hereby are not consummated primarily as a result of the actions, inactions or material adverse change in the financial condition of the Purchaser or the failure of any of Purchaser’s representations and warranties set forth herein to be true and complete in all material respects, then the Deposit shall be forfeited to the Seller as full and complete liquidated damages

7.9 Seller Deliveries. Seller shall have delivered all of the other documents required from it pursuant to Article IX hereof.

ARTICLE VIII

Conditions Precedent to Seller’s Obligations at Closing

It shall be a condition to Seller’s obligation to sell the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Seller).

8.1 Representations and Warranties. Each of Purchaser’s representations and warranties shall be true and complete in all material respects as if made on and as of the Closing Date and there shall be no material litigation affecting Purchaser that, if existing as of the date hereof, would have had to be disclosed under Section 4.4.

8.2 Purchaser Deliveries. Purchaser shall have delivered all of the other documents required from it pursuant to Article IX hereof.

8.3 Release from Existing Debt. Seller shall have entered into an agreement with the Lender in form and substance reasonably satisfactory Seller whereby Seller and the guarantor of certain obligations under the Existing Debt will be released from such obligations from and after the Closing Date upon the assumption of the Existing Debt by Purchaser.

8.4 Failure of Condition. In the event of the failure of any condition precedent set forth in this Article 8, Seller, at its sole election, may (i) terminate this Agreement, (ii) waive the condition and proceed to Closing or (iii) extend the Closing Date for such additional period of time, not to exceed thirty (30) days, as may be reasonably required to allow such failure to be remedied; provided, however, that if any such condition is not satisfied primarily as a result of the actions, inactions or material adverse change in financial condition of Seller, a failure of the representations and warranties of Seller in this Agreement to be true and complete in all material respects, or, with respect to the condition set forth in Section 8.3, the failure of Seller to act in good faith and use commercially reasonable efforts to satisfy such conditions then Seller shall be required to return the Deposit to Purchaser.

ARTICLE IX

Closing Deliveries

At Closing, the parties shall make the following deliveries:

9.1 Deed. Seller shall deliver a special warranty deed substantially in the form set forth on Exhibit M attached hereto (the “Deed”), dated as of the Closing Date, conveying to Purchaser fee simple interest in the Hotel as required hereunder.

9.2 Bill of Sale. Seller and Purchaser shall each deliver two (2) duly executed counterparts (one for each party) of the bill of sale and assignment and assumption of documents substantially in the form set forth on Exhibit N attached hereto (the “Bill of Sale” or “Bills of Sale”), dated as of the Closing Date, conveying to Purchaser the Personal Property and assigning all of the applicable Permits, Contracts, Equipment Leases and Space Leases, to the extent the foregoing are assignable.

9.3 FIRPTA Certificate. Seller shall deliver a certificate, dated as of the Closing Date, to establish that Seller is not a foreign person for the purposes of the Foreign Investment in Real Property Tax Act.

9.4 Intentionally Deleted.

9.5 Possession; Books and Records, Keys. Seller shall deliver possession of the Property to Purchaser, together with all books and records in Seller’s possession, in accordance with and subject to any privacy laws or regulations, necessary or desirable for the operation of the Hotel and all keys, including, without limitation, keys for all security systems, rooms and offices.

9.6 Purchase Price. Purchaser shall deliver the Purchase Price payable in the manner provided for in this Agreement.

9.7 Lender Estoppel. Seller shall obtain an estoppel from Lender certifying (i) the amount of principal and interest outstanding under the Existing Debt as of the Closing Date, (ii) the amount of funds held in any reserve or escrow accounts for the benefit of Lender for which Seller will receive a credit against the Purchase Price, and (iii) there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller under any of the Loan Documents.

9.8 Other Documents. Seller and Purchaser shall deliver such other documents and instruments as may be reasonably requested by Seller, Purchaser or the Title Company to effectuate the transactions contemplated by this Agreement and to induce the Title Company to insure title to the Hotel as described herein.

ARTICLE X

Default

10.1 Purchaser’s Default. If Purchaser fails to consummate the purchase and sale contemplated herein after all conditions precedent to Purchaser’s obligation to do so have been satisfied or waived by Purchaser, Escrow Agent shall pay the Deposit to Seller in accordance with the Escrow Instructions, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller, whereupon this Agreement shall terminate, and neither party shall have any further obligations or liabilities to the other party (except for such obligations and liabilities as expressly survive the termination hereof).

10.2 Seller’s Default. If Seller fails to consummate the transaction in accordance with the terms of this Agreement and Purchaser is otherwise willing and able to proceed as contemplated hereunder, Purchaser shall be entitled to (i) have the Deposit returned to Purchaser by the Escrow Agent in accordance with the Escrow Instructions or (ii) pursue such remedies against Seller as shall be permitted by applicable law.

ARTICLE XI

Survival; Indemnification Obligations; Post-Closing Obligations

11.1 Generally. Except as otherwise expressly provided herein, the respective representations, warranties, obligations, covenants and agreements of Seller and Purchaser contained herein shall not survive the Closing, and no action may be brought on any such representation, warranty, obligation, covenant or agreement.

11.2 Survival. Any claims for breach of the representations, warranties and covenants of Seller and Purchaser contained herein shall be made within twelve (12) months of the Closing Date, otherwise they shall irrevocably be deemed to have been waived. Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be liable for a breach of any representation, warranty or covenant hereunder to the extent that Seller is able to demonstrate that, as of the Closing Date, Purchaser had written evidence of and actually knew of such breach and proceeded to Closing anyway.

11.3 Agreement to Indemnify. Notwithstanding any provisions of this Agreement to the contrary, Seller shall hold harmless, indemnify and defend Purchaser, its affiliates and their respective successors and assigns, and the respective officers, directors, shareholders, partners, members, employees, and agents of each of them its affiliates and their respective successors and assigns, and the respective officers, directors, shareholders, partners, members, employees, and agents of each of them (the “Purchaser Indemnitees”) against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) connected with the ownership or operation of the Hotel and relating to the period during which Seller owned the Hotel, including, without limitation, actions or claims relating to damage to property or injury to or death of any person during the period of Seller’s ownership of the Hotel, or any claims for any debts or obligations occurring on or about or in connection with the Hotel or any portion thereof or with respect to the Hotel’s operations at any time during such period. Notwithstanding any provisions of this Agreement to the contrary, Purchaser shall hold harmless, indemnify and defend Seller, its affiliates and their respective successors and assigns, and the respective officers, directors, shareholders, partners, members, employees, and agents of each of them against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) connected with the ownership or operation of the Hotel and relating to the period from or after the Closing Date, including, without limitation, actions or claims relating to damage to property or injury to or death of any person during the period in which the applicable Hotel is owned by Purchaser (or Purchaser’s affiliates) or any claims for any debts or obligations occurring on or about the Hotel or any portion thereof or with respect to the Hotel’s operations at any time during such period. The foregoing indemnities shall survive the Closing.

11.4 Indemnification Regarding Assumed Obligations. Whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party on or after the Closing, the party so assuming such liability also shall be deemed to have agreed to indemnify, defend and hold harmless the other party and its successors and assigns, from and against all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and other charges) arising from any failure of the assuming party to perform the obligation so assumed after the Closing and from all third party claims brought against the other party to the extent relating to the period from and after assumption of the liability on which the claim is based.

11.5 Notice and Cooperation on Indemnification. Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of the notifying party and generally shall cooperate with said other party in the defense of any such claim. Upon receipt of such notice of possible liability, the party obligated to provide indemnity shall have the right to provide a written notice to the party entitled to indemnity that the indemnifying party elects to assume the defense of such matter, including, without limitation, the employment of counsel reasonably satisfactory to the indemnified party; whereupon the indemnifying party shall have the right to prosecute such defense and shall be responsible for the payment of the fees and disbursements of such counsel; provided, however, if in the reasonable judgment of the indemnified party, (i) such litigation, action, suit, demand, claim or the resolution thereof, would have a material adverse effect on the indemnified party or (ii) the indemnifying party shall have a conflict of interest in defending such action on the indemnified party’s behalf, then at the indemnified party’s election, the indemnified party may defend itself, and in either of such instances it shall be at the indemnifying party’s expense; provided, however, that the indemnifying party shall be responsible for the reasonable fees of no more than one counsel in each jurisdiction in each proceeding. No indemnifying party shall be responsible for any obligation, loss, cost, expense or other liability to the extent that (a) the party entitled to indemnification failed to provide prompt notice thereof to the indemnifying party and (b) such obligation, loss, cost, expense or other liability could have been avoided if prompt notice had been given.

ARTICLE XII

Casualty or Condemnation

12.1 Notice to Purchaser. Seller agrees to give purchaser prompt notice of any fire or other casualty occurring at the Hotel between the Contract Date and the Closing Date; provided, however, that Seller shall not be deemed to be in default under this Section 12.1 for failure to report minor incidents causing insignificant damage.

12.2 Condemnation, Casualty or Litigation. If, prior to Closing, (i) condemnation proceedings are commenced against all or any material portion of the Property, or (ii) the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be FIVE HUNDRED THOUSAND ($500,000.00) or more, Purchaser shall have the right, upon notice in writing to Seller delivered within fifteen (15) days after actual notice of such condemnation, fire or other casualty or litigation, to terminate this Agreement. Upon such termination, the Deposit shall be returned immediately to Purchaser, and neither party shall have any further liability to the other hereunder. If the Hotel is so damaged but this Agreement is not terminated with respect to the Hotel, the Purchase Price shall not be reduced, but Purchaser shall be entitled to an assignment of all of Seller’s share of the condemnation award or the proceeds of any fire or other casualty insurance plus the amount of any deductible under such insurance that has not been applied to the restoration or repair of such damage and all rent insurance proceeds (if any) payable with respect to the Hotel relating to the period after Closing and Seller shall have no obligation to repair or restore the Property.

12.3 Risk of Loss. Subject to the provisions of this Article XII, the risk of loss or damage to the Property shall remain with Seller until the delivery of the Deed.

ARTICLE XIII

Apportionments

13.1 Apportionments. The following apportionments shall be made between the parties at the Closing as of the close of business on the day immediately prior to the Closing Date (the “Apportionment Date”).

(a) real estate taxes, personal property taxes, special assessments and vault charges, if any, on the basis of the fiscal period for which assessed;

(b) fuel oil in the tank at the Hotel, if any, (based upon invoice cost, first in, first out), water and sewer service charges and charges for gas, electricity, telephone and all other public utilities. If there are meters measuring the consumption of water, gas or electric current, Seller shall, not more than one day prior to the Apportionment Date, if possible, cause such meters to be read, and shall pay all utility bills for which Seller is liable upon receipt of statements therefor. Purchaser shall be responsible for causing such utilities and services to be changed to its name and shall be liable for and shall pay all utility bills for services rendered after the Apportionment Date. All utility adjustments will be made by the parties outside of Closing;

(c) amounts which have been paid or are payable under the Contracts, Space Leases, Equipment Leases and Permits assigned to and assumed by Purchaser at Closing;

(d) prepaid advertising expenses;

(e) commissions of credit and referral organizations;

(f) all other charges and fees customarily prorated and adjusted in similar transactions.

In addition to the foregoing apportionments, the Purchase Price shall be increased by the amount of petty cash at the Hotel on the Closing Date and the amounts on deposit in all bank accounts and escrow accounts (other than the FF&E replacement reserve which shall remain the property of Seller).

13.2 Room Revenue; Receivables and Payables. All revenues received or to be received from transient guests on account of room rents for the period prior to and including the Apportionment Date shall belong to Seller (with Purchaser to remit such revenues to Seller to the extent any such revenues are paid to Purchaser following Closing, provided that any such revenues received by Purchaser shall, except to the extent the payment indicates that it applies to goods or services provided prior to Closing, be applied first to any indebtedness owing by the person paying such amount to Purchaser and thereafter to such person’s indebtedness to Seller), and for the period beginning on the day immediately following the Apportionment Date such revenues shall belong to Purchaser; provided, however, that revenues received or “posted” in the normal course after the time Seller normally closes its front desk activity for the “night” audit for the Apportionment Date (the “Front Desk Closing Hour”) shall belong to Purchaser. The accounts receivable of registered guests at the Property who have not checked out and were occupying rooms as of 12:01 a.m. on the Apportionment Date are collectively called the “Current Ledger”, and Purchaser shall pay over to Seller, as and when received by Purchaser, Seller’s share of the proceeds of the Current Ledger attributable to payments of each guest’s account for the period ending on and including the Apportionment Date, it being the intent of the parties that all room revenues for the night preceding Closing will be divided evenly between Seller and Purchaser. In the event that an amount less than the total amount due from a guest is collected and the guest continued in occupancy after the Apportionment Date, such amount shall be applied first to any indebtedness owing by such person to Seller and thereafter to such person’s indebtedness to Purchaser, except that if Existing Manager or Seller knew prior to Closing of any questions or disputes concerning any bill on which a receivable is based, then partial payments on such bills shall be paid first to Purchaser. Purchaser shall purchase from Seller all of Seller’s accounts receivable relating to the Hotel which are not aged more than ninety (90) days at ninety-five percent (95%) of the amount of such receivables. All other accounts receivable and accounts payable relating to the Hotel in respect of the period prior to the Apportionment Date shall be for Seller’s sole account, and Purchaser shall not be responsible to Seller for the collection or payment of same. Notwithstanding the foregoing, payments received by Purchaser that are identified as relating to accounts receivable not purchased by Purchaser shall be promptly turned over to Seller.

13.4 Food and Beverage Revenue. All monies received in connection with bar and restaurant services, if any, at the Hotel (other than amounts due from any guest) during the Apportionment Date shall belong to Seller.

13.5 Guests’ Property. All baggage or other property of patrons of the Hotel checked or left in care of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date and will indemnify and hold Seller harmless from and against all claims for all baggage and property listed in such inventory. All baggage or other property of guests retained by Seller as security for unpaid accounts receivable may be left at the Hotel, for a period not to exceed one (1) month from Closing Date, within which time such baggage or other property shall be removed or otherwise disposed of by Seller.

13.6 Accounting. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made in accordance with the Uniform System of Accounts, and to the extent not inconsistent therewith, generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by Seller and Purchaser, and, upon the request of either Purchaser or Seller, shall be reviewed by a mutually acceptable reputable accounting firm (the “Accountants”) and reviewed by representatives of both Purchaser and Seller. To the extent the exact amount of any adjustment item provided for in this Article XIII cannot be precisely determined on the Closing Date, the Accountants shall estimate the amount thereof, for purposes of computing the net amount due Seller or Purchaser pursuant to this Article XIII and shall determine the exact amount thereof not later than thirty (30) days after the Closing Date. All determinations made by the Accountants shall be binding on both Seller and Purchaser. The fees and expenses of the Accountants shall be borne one-half each by Seller and Purchaser.

13.7 Employee Compensation. Seller shall be responsible for any liability to or respecting Employees having accrued through 12:01 a.m. on the Closing Date, including for payment of all employees’ wages, accrued vacation pay, sick leave, bonuses, pension benefits, including, without limitation, any COBRA rights, and other benefits earned and accrued by employees at the Hotel through 12:01 a.m. on the Closing Date, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such employees. Purchaser shall be responsible for any liability for payment of all employees’ wages, accrued vacation pay, sick leave, bonuses, pension benefits, including, without limitation, any COBRA rights, and other benefits earned and accrued by employees at the Property accruing after 12:01 a.m. on the Closing Date, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such employee. Notwithstanding the foregoing, Purchaser shall assume and undertake to pay, defend and discharge and perform when due accrued vacation pay, sick leave and bonuses for employees at the Property it has hired or caused its manager to hire, to the extent that (i) such accrued vacation leave, sick pay and bonuses are reflected properly on a schedule delivered by Seller to Purchaser at Closing and acknowledged by each of the employees listed on such schedule and (ii) Purchaser receives a credit therefore against the Purchase Price.

ARTICLE XIV

Miscellaneous

14.1 Assignment. (a) Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void; provided, however, that Purchaser shall have the right to assign this Agreement (x) without Seller’s consent to (i) Highland Hospitality Corporation or a subsidiary or an affiliate thereof or (ii) a subsidiary or an affiliate of Purchaser or (b) with Seller’s consent, which consent shall not be unreasonably withheld or delayed, to a third party capital partner; provided that in each case Purchaser shall provide written notice of such assignment by not later than five (5) business days prior to Closing and Purchaser shall remain liable to Seller for its obligations hereunder.

(b) In the event either party consents to an assignment of this Agreement by the other for which consent is required, no further assignment shall be made without another written consent from the consenting party, unless the assignment may otherwise be made without consent under this Agreement. An assignment by either Seller or Purchaser of its interest in this Agreement shall not relieve Seller or Purchaser, as the case may be, from its obligations, but this Agreement shall then inure to the benefit of, and be binding on, the assignee’s successors, heirs, legal representatives and assigns.

14.2 Consents. If, under this Agreement, the consent of a party is required, the consent shall be in writing and shall be executed by a duly authorized officer or agent.

14.3 Applicable Law. This Agreement shall be governed by the laws of the State of Maryland, without resort to the choice of law rules thereof.

14.4 Headings; Exhibits. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits attached or to be attached to this Agreement are incorporated herein by this reference.

14.5 Notices. Notices and other communications required by this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:

If to Seller:

RLJ Development, LLC

6903 Rockledge Drive

Suite 910

Bethesda, Maryland 20817

Attention: Thomas J. Baltimore, Jr.

Facsimile: (301) 896-0203

with a copy to:

Arent Fox Kintner Plotkin & Kahn, PLLC

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5339

Attention: Gerard Leval, Esq.

Facsimile: (202) 857-6395

If to Purchaser:

Barceló Crestline Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Attention: General Counsel

With a copy to:

c Barceló Crestline Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Attention: Chief Operating Officer

or to such other address as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt or refusal of the addressee to accept delivery.

14.6 Waiver. The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

14.7 Partial Invalidity. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

14.8 Entire Agreement. This Agreement, together with the other writings signed by the parties and incorporated herein by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings. Any amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

14.9 Time is of the Essence. Time is of the essence with respect to performance of all obligations under this Agreement.

14.10 Waiver of Jury Trial. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

14.11 Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

14.12 Brokerage. Purchaser and Seller each represents and warrants to the other that no broker or agent is entitled to the payment of a commission for services rendered in connection with the transactions contemplated herein. Each of the parties hereto agrees to indemnify and hold the other harmless from claims made by any broker, attorney or finder claiming through such party for a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder. The provisions of this Section 14.12 shall survive Closing.

14.13 Right to Audit. Purchaser may, at its sole cost and expense, engage a third-party certified public accountant to perform audits of the books and records of the Property, including the historical financial statements of the Property, which audits shall include all disclosures required by generally accepted accounting principles and the Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations thereof. Seller shall and shall use commercially reasonably efforts to cause the Existing Manager to cooperate in connection with the performance of such audits and shall provide all information reasonably requested by such accountants. In connection with such audits, Seller and Existing Manager shall provide the accountants performing such audits with appropriate representation letters in accordance with American Institute of Public Accountants professional standards.

14.14 Attorneys’ Fees. If either party hereto fails to materially perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this

Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all reasonable costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

14.15 Limited Liability. The obligations of Seller are intended to be binding only on the Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its trustees, officers, members, managers, directors or shareholders thereof, or any employees or agents of Seller.

14.16 Public Announcements. Neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

14.17 Time for Performance. If the date for the performance of any obligation, or the giving of any notice, by Seller or Purchaser hereunder falls upon a Saturday, Sunday or legal holiday recognized by the United States government, then the time for such performance or notice shall be extended until the next business day.

14.18 Further Assurances. Each party agrees to execute and deliver, after the Closing, such forms of corrective Deeds, Bills of Sale or other documentation as the other party may reasonably request to carry out the intent of this Agreement.

14.19 Non-Solicitation. During the period from the Contract Date until the Closing or the earlier termination of this Agreement, Seller shall not directly make, accept, solicit, negotiate, entertain or otherwise pursue, or authorize any representative or affiliate of Seller to make, accept, solicit, negotiate, entertain or otherwise pursue, any offers for the financing, or direct or indirect sale or disposition of the Property or any portion thereof, other than the transactions contemplated by this Agreement.

14.20 1031 Exchange. Purchaser acknowledges that Seller has advised Purchaser that Seller is reserving its right to exchange the Property for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Seller expressly reserves the right to assign such rights, but not its obligations, under this Agreement to a “Qualified Intermediary” as provided in such regulations on or before the Closing Date. Purchaser agrees to cooperate with Seller to effectuate such exchange, provided that (i) Seller shall pay all costs and advance all funds required in connection with such exchange and shall indemnify, defend and hold Purchaser Indemnitees harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) in connection with such exchange, (ii) Seller shall remain liable for any of its obligations under this Agreement, (iii) such exchange shall not cause or result in any delay of the Closing, and (iv) Purchaser shall not be required to take title to any other property in connection with such exchange.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date indicated above.

SELLER

RLJ TAMPA HOTEL, LLC

By:	/s/ THOMAS J. BALTIMORE, JR.
Name: Thomas J. Baltimore, Jr.
Its: President

PURCHASER

BARCELO CRESTLINE COPORATION

By:	/s/ BRUCE D. WARDINSKI
Name: Bruce D. Wardinski
Its: President and Chief Executive Officer

EXHIBITS

A	Legal Description of Land
B	Purchase Price Allocation
C	Form of Escrow Instructions
D	List of Litigation
E	List of Material Contracts
F	List of Material Equipment Leases
G	List of Material Space Leases
H	List of Permits
I	List of Environmental Reports
J	List of Insurance Policies
K	List of Loan Documents
L	List of Permitted Exceptions
M	Form of Deed
N	Form of Bill of Sale